SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of earliest event reported: April 15, 2003

SAGENT TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25315	94-3225290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 W. El Camino Real, Suite 300

Mountain View, CA 94040

(Address, including zip code, of principal executive offices)

(650) 815-3100

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On April 15, 2003, Sagent Technology, Inc. (“Sagent” or “we”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Group 1 Software, Inc. (“Group 1”). The summary below is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as an exhibit hereto and is incorporated by reference herein.

Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 will pay up to $17 million to Sagent in exchange for substantially all of the assets of Sagent and its subsidiaries, including all intellectual property, accounts receivable, cash on hand, certain contracts, property & equipment and other designated assets, and the assumption of specified liabilities (the “Asset Sale”). The purchase price of $17 million is payable through the cancellation of the secured bridge loans referred to below, with the remainder to be paid in cash. The purchase price of $17 million may be reduced, as set forth Section 2.6 of the Asset Purchase Agreement, based on changes in the value of the acquired assets and assumed liabilities prior to the closing of the Asset Sale.

As set forth in Sections 6.10 and 6.11 of the Asset Purchase Agreement, Group 1 has a period of time to complete their due diligence review of Sagent’s assets and liabilities, after which Group 1’s board of directors will consider the Asset Purchase Agreement for approval. Group 1 may terminate the Asset Purchase Agreement if it is not satisfied with the results of its due diligence investigation, or if its board of directors does not approve the transaction. We expect that Group 1’s board of directors will act with respect to the Asset Purchase Agreement by May 9, 2003.

Assuming the satisfactory completion by Group 1 of its due diligence review and the approval by Group 1’s board of directors, and subject to approval by Sagent’s stockholders and satisfaction of the other closing conditions set forth in the Asset Purchase Agreement, we expect that the Asset Sale will be consummated near the end of the second calendar quarter of 2003 or early in the third calendar quarter of 2003.

After the closing of the Asset Sale, and following the expiration of Sagent’s indemnity obligations four months after the closing, we will, subject to approval by our stockholders, wind up our operating business, effect a complete liquidation and dissolution of the company, and distribute any remaining cash to our stockholders. We expect to complete the liquidation and final distribution prior to the end of the calendar year 2003.

Concurrent with the signing of the Asset Purchase Agreement, Group 1 provided Sagent with $5 million in bridge financing, secured by all of Sagent’s assets. Of that amount, approximately $3.1 million was used by Sagent to pay amounts owed by CDC Software Corporation under a settlement agreement. Under the terms of the bridge financing, Group 1 has agreed to lend Sagent an additional $2 million after, and if, the Asset Purchase Agreement is approved by Group 1’s board of directors.

Sagent will be filing relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed Asset Sale and subsequent dissolution, including, assuming that the Asset Purchase Agreement is approved by Group 1’s board of directors, a proxy statement. We will file the proxy statement and mail it to Sagent stockholders only after, and only if, Group 1’s board of directors has approved the transaction. Stockholders of Sagent are urged to read the proxy statement any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders can obtain free copies of the proxy statement and other relevant documents when they become available by contacting Sagent Technology, Inc., 800 West El Camino Real Suite 300, Mountain View, CA 94040. In addition, documents filed with the SEC by Sagent will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Sagent in connection with the transaction, and their direct and indirect interests, by security holding or otherwise, in the solicitation, will be set forth in the proxy statement that will be filed by Sagent with the SEC.

Cautionary Statement

This report contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to the satisfactory completion by Group 1 of its due diligence review, the approval by the Group 1 board of directors of the Asset Purchase Agreement, the timing of the filing and mailing of the proxy statement, the timing of the closing of the Asset Sale and the subsequent liquidation and distribution, and the additional bridge loan from Group 1. These statements are neither promises or guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth or reflected in the forward looking statements, including, without limitation: the risk that the transaction may not be consummated in a timely manner, on the terms described above, or at all; the satisfactory completion of due diligence by Group 1; the discretion of Group 1 board of directors in approving the transaction; changes in the value of the assets and liabilities transferred to Group 1 and retained by Sagent; changes in Sagent’s business and financial condition; future claims, liabilities and expenses incurred by Sagent; the discretion of Sagent’s stockholders to approve the transaction; delays in distributions to Sagent stockholders and reduced distributions due to unexpected liabilities and the inability to settle obligations to creditors; delays in distributions due to the timing of sales of our non-cash assets, claim settlements with creditors and the amounts paid out under warranty claims; and inadequate contingency reserves. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this report.

Item 7.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

5.1	Asset Purchase Agreement dated April 15, 2003 between Sagent Technology, Inc. and Group 1 Software, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Asset Purchase Agreement have been omitted. Sagent agrees to furnish such schedules supplementally to the SEC upon the request of the SEC.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT TECHNOLOGY, INC. a Delaware corporation

Dated: April 16, 2003	By:	/s/ ANDRE BOISVERT
Andre Boisvert Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
5.1

Asset Purchase Agreement dated April 15, 2003 between Sagent Technology, Inc. and Group 1 Software, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Asset Purchase Agreement have been omitted. Sagent agrees to furnish such schedules supplementally to the SEC upon the request of the SEC.)